UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2016

ADVAXIS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28489	02-0563870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East

Princeton, New Jersey, 08540

(Address of Principal Executive Offices)

(609) 452-9813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 7.01 Regulation FD Disclosure.

A copy of the press release of Advaxis, Inc. (the “Company”) dated October 24, 2016 relating to the announcement discussed in Item 8.01 below is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On October 24, 2016, the Company announced results from the early closure of Study GOG-0265, a two-stage, Phase 2 study conducted by the Gynecologic Oncology Group (now part of NRG Oncology) and supported by the Cancer Therapy Evaluation Program of the National Cancer Institute, in patients with persistent or recurrent metastatic (squamous or non-squamous cell) carcinoma of the cervix (“PRmCC”).

Based on protocol defined prognostic factors of patients who enrolled in the study (n=50), a 12-month survival rate of 25 percent would have been expected. Comparing this expected 25 percent 12-month overall survival rate to the 38 percent 12-month overall survival rate actually observed across the total study population, treatment with axalimogene filolisbac resulted in a 52 percent increase in the expected 12-month overall survival rate. Safety observations were predominately Grade 1, 2 and 3 infusion-related adverse events, such as chills, fever, nausea and hypotension.

Due to these findings, the Company believes that axalimogene filolisbac demonstrated a meaningful improvement in the 12-month overall survival rate in this patient population. Therefore, the Company voluntarily closed the study early.

Based on these data, the Company plans to pursue registrational opportunities in Europe in 2017.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as a part of this report

99.1	Press Release dated October 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.
(Registrant)

By:	/s/ Daniel J. O’Connor
Daniel J. O’Connor
President and Chief Executive Officer

Date: October 24, 2016

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release dated October 24, 2016.